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NEWS




FOR IMMEDIATE RELEASE

Contact: Joseph P. Tomczak
         Chief Financial Officer
         (817) 885-0000

                KEVCO DIVISION AND ADORN IN STRATEGIC DISCUSSIONS

FORT WORTH, TEXAS (DEC. 15, 2000) - Kevco, Inc. (Nasdaq/NM:KVCO) today announced that discussions are underway with Adorn, LLC of Elkhart, Indiana regarding a potential strategic combination involving Kevco's Design Components division and Adorn. Both Design Components and Adorn are leading manufacturers and marketers of laminated wallboard products, principally for the manufactured housing and recreational vehicle markets. Fred Hegi, chairman of Kevco, and George Thomas, chief executive officer of Adorn, indicated that an evaluation of the feasibility of such a combination is expected to be completed within 60 days. No proposed terms were announced; and there is no assurance that an agreement in principle, and subsequent definitive contract, will result from these discussions.

         Hegi commented, "We are announcing these discussions in order for the evaluation to proceed openly. As we have indicated, Kevco is interested in pursuing strategic opportunities that could reasonably enhance the current and future performance of our operating units."

         Kevco, headquartered in Fort Worth, Texas, is a leading wholesale distributor and manufacturer of building products for the manufactured housing and recreational vehicle industries.

         This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include those relating to timing of the evaluation now underway and terms such as "expected," "could," and similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The Company's actual results, performance, achievements and potential business combinations could differ materially from the results, performance, achievements and potential business combinations expressed in, or implied by, these forward-looking statements as a result of various factors, including without limitation, the Company's substantial leverage and its effects on the Company's ability to obtain additional capital as needed, the adequacy of existing funds to meet liquidity needs, the Company's ability to integrate its operations and realize savings from the implementation of its new management information systems, the realization of savings from plant consolidations and staff reduction; the ability of the manufactured housing industry to reduce inventory, customer demand for manufactured housing and recreational vehicles, the effect of general economic conditions, including increasing interest rates, the availability of financing for manufactured housing consumers and the impact of raw materials prices. This press release speaks as of the date it is released. The Company does not intend to, and does not undertake to, update information contained in this press release absent an express obligation to do so in connection with required filings under Federal securities laws. A description of these factors, as well as other factors which could affect the Company's business, is set forth in filings by the Company with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 1999 and Form 10-Q for the quarter ended September 30, 2000. The Company's most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission are available online at no charge to the user through the SEC's website at www.sec.gov.

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